EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3/A (Nos. 333-165745 and 333-165748) of NewLead Holdings Ltd. of our report dated June 30, 2011 relating to the successor financial statements and the effectiveness of internal control over financial reporting and of our report dated March 18, 2010, except with respect to the effects of the reverse stock split discussed in Note 1, as to which the date is December 29, 2010, relating to the predecessor financial statements, which appear in this Form 20-F.
/s/ PricewaterhouseCoopers S.A.
Athens, Greece
June 30, 2011